Exhibit 99.1

FOR IMMEDIATE RELEASE	MARCH 6, 2006

Investor Relations Contact:	Media Relations Contact:
Tom Tran	Mitch Seigle
408-433-8105	408-954-3225
tom.tran@lsi.com	mitch.seigle@lsi.com
CC06-04
LSI to Focus On Storage and Consumer Markets
Strategic Shift from Merchant ASIC to Market-Focused Provider
MILPITAS, Calif., March 6, 2006 - LSI Logic Corporation (NYSE: LSI) today announced plans to focus its business on growth opportunities in the information storage and consumer markets, increasing research and development (R&D) investments, while redirecting R&D from non-core areas and reducing associated selling, general and administrative (SG&A) expenditures.
Executing a new strategy that adopts a strong market orientation, the company intends to strengthen investments in growing markets where it has a significant, scalable presence and the ability to sustain differentiation. The strategy also calls for trimming non-core areas through decreased investment or divestiture.
“By focusing our resources on fewer markets, where our deep insight and unique silicon-to-systems capabilities can be fully leveraged, we anticipate delivering greater value to customers,” said Abhi Talwalkar, LSI Logic president and chief executive officer. “Today, we are taking specific actions to significantly enhance our ability to target growing opportunities in the storage and consumer markets, where rapid information growth and the surging consumption of digital content play to our strengths in providing differentiated market solutions that incorporate silicon, systems and software.”
LSI is a leading provider of technologies that create, store and consume digital information and content. Providing a broad range of products including custom silicon, standard silicon, system building blocks and software, the company is a market share leader in enabling information storage solutions for enterprises and media processing solutions for today’s digital lifestyles.
Consistent with its increased focus on storage, the company has canceled its previously postponed plan for an initial public offering of its wholly-owned storage systems subsidiary, Engenio Information Technologies, Inc.

LSI intends to fund additional R&D investments in its focus markets by redirecting ongoing investments in its RapidChip® platform ASIC technology, and by selling its ZSP® digital signal processor (DSP) unit.
As a result, the company will cease further RapidChip development and realign its custom silicon capabilities to more deeply serve customers in the storage and consumer markets. RapidChip customer designs currently in production or under development will continue and are not affected by this action.
The company’s ZSP unit, which provides licensed ASIC technology to the broadband and wireless communications markets, is expected to be sold. No timeframe for completion of this transaction is being announced at this time.
“RapidChip technology targets a broad-based set of requirements across a wide range of industry segments and applications, while our DSP technology has been primarily deployed in areas outside of our focus markets,” said Jeff Richardson, LSI Logic executive vice president, Custom Solutions Group. “Further pursuit of broad-based ASIC opportunities in non-focus areas is inconsistent with our strategy. Going forward, our custom silicon resources will be concentrated to serve customers more fully within our chosen markets.”
“Through the strategy and actions we are executing today, we are expect to drive increasing value for LSI and our customers,” said Talwalkar. “The combination of keen market focus, rich technology portfolio, and our silicon, systems architecture and software expertise will create greater synergy and opportunity to build deeper, more valuable customer engagements.”
NOTE: LSI Logic is not updating financial guidance at this time.
LSI Logic will hold a conference call and webcast tomorrow, Tuesday, March 7 at 8:30 a.m. EST to discuss today’s announcement.
The webcast can be accessed at www.videonewswire.com/event.asp?id=32751.
A telephonic replay of the March 7 conference call will be available beginning the same day at approximately 10:30 a.m. EST and will run for 48 hours. The replay access numbers are 1-800-405-2236 within the U.S. and 1-303-590-3000 for all other locations, passcode 11055808#. The webcast will be archived at http://www.lsi.com/investors.
LSI Logic will also be participating in the upcoming Morgan Stanley Semiconductor & Systems Conference in Dana Point, California on March 8, 2006.
Safe Harbor for Forward Looking Statements: This news release contains forward-looking statements, which include the following: the intention to focus business and growth opportunities in the information storage and consumer markets and no longer pursuing broad-based ASIC opportunities, the expectation to redirect research and development from non-core areas to the information storage and consumer businesses, expected SG&A savings, the expectation to sell the ZSP unit, and the expectation that the announced actions will drive increasing value for the company and its customers. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI Logic’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: fluctuations in the timing and volumes of customer demand, the company’s inability to execute its intended strategy, the inability to capitalize on information storage and consumer market growth opportunities, the inability to reduce SG&A expenditures, the inability to sell the ZSP unit, and the inability to drive increasing value for the company and its customers. For additional information, readers are referred to the documents filed by LSI Logic with the SEC, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K, 10-Q and 8-K. LSI Logic is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading provider of silicon-to-system solutions that are used at the core of products that create, move and store digital content. LSI offers a broad portfolio of capabilities including custom and standard ICs, host bus and RAID adapters, storage area network solutions and software applications. LSI products enable leading technology companies in the Storage and Consumer markets to deliver some of the most advanced and well-known electronic systems in the market today. More information is available at www.lsi.com.
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